EXHIBIT 99.1
                     SOUTHPORT, CONNECTICUT 06890 U.S.A.
FOR IMMEDIATE RELEASE
For further information contact:
Thomas A. Dineen      203-259-7843
Sturm, Ruger & Company, Inc. Announces it Will Restate its Financial Statements for the Year Ended December 31, 2004. Earnings Expected to Increase Approximately $0.02 Per Share.
     SOUTHPORT, CONNECTICUT, March 14, 2006—Sturm, Ruger & Company, Inc. (NYSE-RGR), today announced that it will not file its Annual Report on Form 10-K for the year ended December 31, 2005 on or before March 16, 2006, as required by the U.S. Securities and Exchange Commission. The delay in filing is due to the Company’s need to restate its financial statements as of and for the year ended December 31, 2004. The restatement was caused by an error in the calculation of the Company’s LIFO index as of December 31, 2004. The LIFO index is used to reduce the carrying value of inventory on the Company’s balance sheet by eliminating the impact of inflation.
     As a result of this restatement, previously reported 2004 net income is expected to increase by approximately $0.02 per share. An amended Annual Report on Form 10-K/A for the year ended December 31, 2004 will be filed when the restatement is completed. Accordingly, the Annual Report on Form 10-K for the year ended December 31, 2004 should no longer be relied upon.
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Sturm, Ruger Release page 2
     The inadequate review of the data used in the calculation of the LIFO index has been identified by the Company as an internal control deficiency that constitutes a “material weakness,” as defined by the Public Company Accounting Oversight Board. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.
     The Company has undergone a comprehensive effort to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and plans to issue the results of these efforts upon filing its Annual Report on Form 10-K for the year ended December 31, 2005. The Company has taken measures to remediate the material weakness in its internal controls through a more extensive manual review of data used in the LIFO index calculation.
     As a result of this material weakness, management has concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2005, and the Company expects that its independent registered public accounting firm will issue an adverse opinion on the Company’s internal control over financial reporting as of December 31, 2005. Management’s assessment of internal controls will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
     Sturm, Ruger is the nation’s leading manufacturer of high-quality firearms for recreation and law enforcement, and a major producer of precision steel and titanium investment castings. Sturm, Ruger is headquartered in Southport, CT, with plants and foundries located in Newport, NH and Prescott, AZ.
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Sturm, Ruger Release page 3
     The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities, and the impact of future firearms control and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.
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